Exhibit 21.1

Subsidiaries

Subsidiary	Jurisdiction
Alpine Income Property GP, LLC	Delaware
Alpine Income Property OP, LP	Delaware
PINE19 Alpharetta GA LLC	Delaware
PINE19 Jacksonville FL LLC	Delaware
PINE19 Glendale AZ LLC	Delaware